Exhibit 99.1

MOTORCAR PARTS & ACCESSORIES, INC
2929 California Street
Torrance, California 90503

Contact:	Selwyn Joffe
Chairman, President & Chief Executive Officer
Motorcar Parts & Accessories, Inc.
	(310) 972-4005	For Immediate Release

MPA Announces Repurchase of Warrant to Acquire 400,000 shares of MPA Common Stock From Wells Fargo Bank

Torrance, California, April 30, 2003 – Motorcar Parts & Accessories, Inc. (MPAA – Internet billboard) announced that it has repurchased today from Wells Fargo Bank for $700,000 a warrant to purchase 400,000 shares of MPA common stock at a strike price of $0.01 per share.  The result of this repurchase is to reduce the total amount of fully diluted outstanding shares by approximately 4.7%.

“This is a significant step to show the company’s confidence in our future.  We will be continuously looking to deploy capital effectively to enhance stockholder value”, said Selwyn Joffe, Chairman, President & CEO of MPA.

MPA is a leading remanufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada.  MPA also assembles and distributes ignition wire sets for imported and domestic cars and light trucks.  MPA has facilities in the United States in Torrance, California and Nashville, Tennessee, as well as overseas in Singapore and Malaysia.

DISCLOSURE REGARDING PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 This press release may contain certain forward-looking statements with respect to the future performance of the Company that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in the Company’s relationship with any of its customers, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts remanufacturing industry, unforeseen increases in operating costs and other factors discussed herein and in the Company’s filings with the Securities and Exchange Commission.

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